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      Exhibit 11.1.  Statement Re: Computation of Per Share Earnings

                                                        Three Months Ended
                                                             March 31,
(Dollars in thousands)                                  1999          1998
                                                        ----          ----
Basic Earnings Per Share

   Net income                                      $     5,744  $     8,251
                                                   ===========  ===========

   Weighted average number of common
   and common equivalent shares:                    15,358,749   15,372,688
   -------------------------------------------

   Basic earnings per share                        $      0.37  $      0.54
                                                   ===========  ===========


Diluted Earnings Per Share

   Net income                                      $     5,744  $     8,251
                                                   ===========  ===========

   Weighted average number of common
   and common equivalent shares:
   -------------------------------------------

      Average number of shares outstanding          15,358,749   15,372,688

      Net effect of dilutive stock options
      based on treasury stock method                    10,973        1,081

   Total average shares:                            15,369,722   15,373,769
                                                    ==========   ==========

   Diluted earnings per share                     $       0.37 $       0.54
                                                  ============ ============

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